Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Sempra Energy of our report dated February 27, 2020, relating to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiaries (the “Company”) for the year ended December 31, 2019 appearing in Exhibit 99.1 of the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

June 26, 2020